Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156742
HINES GLOBAL REIT, INC.
SUPPLEMENT NO. 3 DATED JUNE 10, 2010
TO THE PROSPECTUS DATED APRIL 30, 2010
This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global REIT, Inc., dated April 30, 2010 (the “Prospectus”), Supplement No. 1, dated May 14, 2010 and Supplement No. 2, dated May 17, 2010. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purposes of this Supplement are as follows:
A.	To provide an update on the status of our initial public offering;

B.	To update disclosures in the section of the Prospectus entitled “Plan of Distribution;” and

C.	To update the form of our subscription agreement in Appendix B to the Prospectus.
A. Status of Our Current Public Offering
As of June 7, 2010, we had received gross proceeds of approximately $155.2 million from the sale of approximately 15.6 million of our common shares in our initial public offering, including approximately $1.6 million relating to approximately 165,000 shares issued under our distribution reinvestment plan. As of June 7, 2010, approximately $2,846.4 million in shares remained available for sale pursuant to our initial public offering, exclusive of approximately $498.4 million in shares available under our distribution reinvestment plan.
B. Updates to the Plan of Distribution
On May 19, 2010, Hines Global, the Dealer Manager, the Advisor and Ameriprise Financial Services, Inc. (“Ameriprise”) entered into a selected dealer agreement (the “Selected Dealer Agreement”) pursuant to which Ameriprise will act as a selected dealer to solicit, on a best efforts basis, subscriptions for shares of common stock in connection with our initial public offering. As a result, the following disclosure is hereby added after the third paragraph on page 139:
We entered into an agreement with our Dealer Manager, our Advisor and Ameriprise Financial Services, Inc. (“Ameriprise”), pursuant to which Ameriprise was appointed as a participating broker dealer in this offering. Subject to certain limitations set forth in the selected dealer agreement with Ameriprise, we, our Dealer Manager and our Advisor, jointly and severally, agreed to indemnify, defend and hold harmless Ameriprise and each person, if any, who controls Ameriprise within the meaning of the Securities Act of 1933, as amended, against losses, liability, claims, damages and expenses caused by certain untrue or alleged untrue statements, or omissions or alleged omissions of material fact made in connection with the offering or in certain filings with the Securities and Exchange Commission and certain other public statements, or the breach by us, our Dealer Manager or our Advisor or any employee or agent acting on our or their behalf, of any of the representations, warranties, covenants, terms and conditions of the Selected Dealer Agreement. In addition, Hines separately agreed to provide a limited indemnification to Ameriprise of these matters on a joint and several basis with the other entities and we have agreed to indemnify and reimburse Hines for any amounts Hines is required to pay pursuant to this indemnification. Please see “Conflicts of Interest.”
C. Updates to Appendix B of the Prospectus
The subscription agreement beginning on page B-1 of the Prospectus is hereby deleted in its entirety and replaced with the following:

SUBSCRIPTION AGREEMENT FOR SHARES OF HINES GLOBAL REIT
YOUR INITIAL INVESTMENT Make all checks* payable to: Hines GLOBAL REIT, Inc.
* Cash, cashier’s checks/official bank checks, temporary checks, foreign checks, money orders, third party checks, or travelers checks are not accepted.
Investment Amount$ Initial Purchase Brokerage Account Number
Subsequent Purchase
(The minimum investment is $2,500) (If Applicable)
A. Rights of Accumulation Please link the tax identification numbers or account numbers listed below for rights of accumulation privileges, so that this and future purchases will receive any discount for which they are eligible.
Tax ID/SSN or Account Number Tax ID/SSN or Account Number Tax ID/SSN or Account Number
B. Net Commission Purchases Please check this box if you are eligible for a Net Commission Purchase. Net commission purchases are available to: employees (and their spouses, parents and minor children) of a Broker-Dealer, employees (and their spouses, parents and minor children) of Hines and its affiliates, participants in a wrap account or commission replacement account approved for a discount by the Broker-Dealer, RIA, bank trust account, etc.
FORM OF OWNERSHIP (Select only one)
Non-Custodial Ownership Custodial Ownership
INDIVIDUAL OR JOINT TENANT (with rights of survivorship) THIRD PARTY ADMINISTERED CUSTODIAL PLAN
TRANSFER ON DEATH-optional designation of beneficiaries IRA ROTH/IRA SEP/IRA SIMPLE for individual, joint owners with rights of survivorship. OTHER Please complete Section 3D.
TENANTS IN COMMON
COMMUNITY PROPERTY Name of Custodian
UNIFORM GIFT/TRANSFER TO MINORS (UGMA/UTMA) Mailing Address
Under the UGMA/UTMA of the State of
PENSION PLAN (Include Certification of Investment Powers Form) City State Zip
TRUST (Include Certification of Investment Powers Form) Custodian Information (To be completed by Custodian above)
CORPORATION OR PARTNERSHIP (Include Corporate Custodian Tax ID #___ Resolution or Partnership Agreement naming the authorized signatories)
OTHER Custodian Account #___ (Include title and signature pages)
Custodian Phone #
INVESTOR INFORMATION Please print name(s) in which Shares are to be registered.
A. Investor
First Name (MI) Last Name Gender
Social Security Number Drivers License Number/State (optional) Date of Birth (MM/DD/YYYY)
Street Address City State Zip Code
If Non-U.S. Citizen, Specify Country of Citizenship Daytime Phone Number
B. Co-Investor (If applicable)
First Name (MI) Last Name Gender
Social Security Number Drivers License Number/State (optional) Date of Birth (MM/DD/YYYY)
Street Address City State Zip Code
If Non-U.S. Citizen, Specify Country of Citizenship Daytime Phone Number

C. Residential Street Address (This section must be completed for verification purposes if mailing address in Section 3A is a P.O. Box)
Street Address City State Zip Code If Non-U.S., Specify Country Daytime Phone Number
D. Transfer on Death Beneficiary Information (For Individual or Joint Accounts (with rights of survivorship) only (Whole % Only. Must equal 100%)
First Name (MI) Last Name SSN: Date of Birth (MM/DD/YYYY) Primary Secondary ___% First Name (MI) Last Name SSN: Date of Birth (MM/DD/YYYY) Primary Secondary ___% First Name (MI) Last Name SSN: Date of Birth (MM/DD/YYYY) Primary
Secondary ___% First Name (MI) Last Name SSN: Date of Birth (MM/DD/YYYY) Primary Secondary ___%
E. Trust/Corporation/Partnership/Other (Trustee(s) information must be provided in Sections 3A and 3B)
Entity Name Tax ID Number Date of Trust
DISTRIBUTIONS (Select only one)
Complete this section to enroll in the Distribution Reinvestment Plan, to elect to receive dividend distributions by check mailed to you at the address set forth in Section 3A above, to elect to receive dividend distributions by check mailed to third-party or alternate address, or to elect to receive dividend distributions by direct deposit.
For Custodial held accounts, if you elect cash distributions the funds will be directed to the Custodian (Select Option C).
I hereby subscribe for Shares of Hines Global REIT and elect the distribution option indicated below:
A. Reinvest/Distribution Reinvestment Plan (See Prospectus for details)
B. Cash/Check mailed to the address set forth in Section 3A.
C. Cash/Check Mailed to Third-Party/Alternate Address/Custodian
Name/Entity Name/Financial Institution Mailing Address
City State Zip Code Account Number
D. Cash/Direct Deposit Please attach a pre-printed voided check. (Non-Custodian Investors Only)
I authorize Hines Global REIT or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Hines Global REIT in writing to cancel it. In the event that Hines Global REIT deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.
Name/Entity Name/Financial Institution Mailing Address
City State Zip Code
Your Bank’s ABA Routing Number Your Bank Account Number Checking Account Savings Account
Please Attach a Pre-printed voided Check

BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)
The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor’s legal residence.
Broker-Dealer Financial Advisor Name
Advisor Mailing Address
City State Zip Code
Advisor Number Branch Number Telephone Number
E-mail Address Fax Number
Please note that all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. (Section 5 must be completed.)
The undersigned confirm on behalf of the Broker-Dealer that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.
The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti-Money Laundering Program and Customer Identification Program.
Financial Advisor Signature Date Branch Manager Signature(If required by Broker-Dealer) Date

SUBSCRIBER SIGNATURES
Hines Global REIT is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Hines Global REIT may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.
Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Hines Global REIT to accept this subscription, I hereby represent and warrant to you as follows:
PLEASE NOTE: ALL ITEMS MUST BE READ AND INITIALED Owner Joint Owner
(a) A copy of the Prospectus of Hines Global REIT, Inc. has been delivered or made available to me.
Initials Initials
(b) I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY
STANDARDS.”
Initials Initials
(c) I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.
Initials Initials
(d) I am purchasing the Shares for my own account.
Initials Initials
(e) If I am an Alabama resident, I have a liquid net worth of at least 10 times my investment in the Shares and other similar programs.
Initials Initials
(f) If I am a Kansas resident, I acknowledge that it is recommended that my aggregate investment in Shares and similar direct participation investments should not exceed 10% of my “liquid net worth” which is that portion of the net worth which consists of cash, cash equivalents and readily marketable securities.
Initials Initials
(g) If I am an Iowa or Ohio resident, I have a liquid net worth of at least 10 times my investment in the
Shares and other real estate programs sponsored by Hines Interests Limited Partnership.
Initials Initials
I declare that the information supplied above is true and correct and may be relied upon by the Company.
TAXPAYER IDENTIFICATION/SOCIAL SECURITY NUMBER CONFIRMATION (required): The investor signing below, under penalties of perjury, certifies: (i) that the number shown on this subscription agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); (ii) that I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and (iii) I am a U.S. person (including a resident alien). NOTE: You must cross out (ii) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.
The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.
Signature of Investor Date Signature of Co-Investor or Custodian (if applicable) Date
(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)
MISCELLANEOUS
Investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Hines Global REIT, agree that, if they experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 6 above, they are required to promptly notify Hines Global REIT and the Broker-Dealer in writing.
No sale of Shares may be completed until at least five business days after you receive the final Prospectus. You will receive a written confirmation of your purchase.
All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Hines Global REIT.
Return to: Hines Global REIT P.O. Box 219010 Kansas City, MO 64121-9010
Overnight Delivery: Hines Global REIT 430 W. 7th St. Kansas City, MO 64105
Hines Global REIT Investor Relations: 1-888-220-6121

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